Exhibit 99.1

Historical Financial Performance

DONLEN
A Hertz Company

Donlen has delivered strong historical growth and return on assets

Normalized Net Revenue / EBITDA[1]

($ in millions)



'18-'20 CAGR
$130
$147
$147
6.0%
$80
$94
$93
8.1%
2018A
2019A
2020E
Adj. EBITDA
Normalized Net Revenue

	2018A	2019A	2020E
Net Revenue Growth	NA	13.0%	(0.5%)
Lease Vehicles[2] (000's)	99	103	103
Maintenance Vehicles[2] (000's)	133	163	207
EBITDA Margin (% of Net Revenue)	61.0%	63.9%	63.4%
Average Fleet Assets ($ in millions)	$1,455	$1,618	$1,524
Return on Assets[3]	4.0%	4.2%	4.5%

Discussion of Results

2018-2019

- Favorable year-over-year net revenue growth driven by strong growth in fleet leasing and other service offerings
  - 45 new customer acquisition deals signed in 2019
- Acceleration of telematics growth, with telematics revenue growing 29% year-over-year

2019-2020

- Despite substantial economic pressure due to COVID-19 and business distraction from the Hertz bankruptcy process, Donlen has been able to largely maintain top-line performance in 2020
  - Portfolio has experienced some defleeting in oil & gas sector, but the remainder of the portfolio has remained fairly resilient
  - Cash collections from customers and credit quality of portfolio remain strong
- The Company has taken action to exit relationships with select customers and position itself for accelerated growth going forward

1. Net revenue defined as gross revenue less fleet depreciation and fleet interest
2. Based on annual average vehicle units; excludes mobility vehicles that have since been exited
3. Calculated as Adjusted Operating Income / Core Earnings Assets; excludes intercompany interest earnings for Donlen
4. These impacts have been adjusted out of normalized revenue and EBITDA

9

Projected Financial Performance($ in millions)Net Revenue / EBITDA¹ Highlights2021-2025’21-’25 CAGR As a standalone company, Donlen will not be limited in its pursuit of$155 $167$181$199$2168.8%new clients by the overhang of a bankrupt parent entity Management projects meaningful but highly achievable growth in both leasing and non-leasing vehicle units$97 $105 $115 $128$1409.6% Coupled with efficient asset utilization, Donlen’s return on assets is projected to accelerate as the Company expands its breadth and penetration of products and services2021E 2022E 2023E 2024E 2025EReturn on Assets3EBITDANet Revenue5.0% 5.1% 5.1%5.4% 5.6%Net Revenue Growth 5.5% 7.8% 8.5% 9.9% 8.9%Lease Vehicles² (000’s) 109 120 134 150 167 Maintenance Vehicles² (000’s) 242 265 287 309 331 EBITDA Margin (% of Net Revenue) 62.8% 63.1% 63.4% 64.3% 64.8% Average Fleet Assets ($ in millions) $1,677 $1,798 $1,968 $2,139 $2,298Return on Assets³ 5.0% 5.1% 5.1% 5.4% 5.6%2021E 2022E 2023E 2024E 2025E1. Net revenue defined as gross revenue less fleet carrying costs 2. Based on annual average vehicle units 3. Calculated as Adjusted Operating Income / Core Earnings Assets; excludes intercompany interest earnings for Donlen10